Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-255621) on Form S-8 and (No. 333-265704) on Form S-3 of our reports dated March 5, 2024, with respect to the consolidated financial statements of Agiliti, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Minneapolis, Minnesota
March 5, 2024